Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

gschulman@curagen.com

(888) GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Announces Restructuring to Focus on

its Expanding Therapeutic Pipeline

New Haven, Conn., – October 19, 2004 – CuraGen Corporation (Nasdaq: CRGN) today announced a corporate restructuring to focus on advancing its therapeutic pipeline through clinical development. CuraGen currently has two product candidates in Phase I clinical development and expects to have a third product candidate entering Phase I by the end of the year. The Company also recently announced the advancement of an additional product candidate which is expected to enter the clinic during the first half of 2006.

“This restructuring provides CuraGen with the financial flexibility necessary to advance its most promising therapeutics and support multiple clinical programs. It is important for the Company to maintain maximum flexibility in order to realize the full potential of our pipeline,” stated Jonathan M. Rothberg, Ph.D., Chief Executive Officer, President and Chairman of CuraGen. “The contribution made by all members of the CuraGen team to build our pipeline of clinical and preclinical products is deeply appreciated.”

The main objectives of the restructuring are to:

•	Conserve resources and lower CuraGen’s cash burn rate in 2005 and beyond in order to enable the Company to utilize its cash position to finance the development of products through value inflection points;

•	Focus the Company’s resources on developing products that have the highest potential including CG53135 for the prevention of oral mucositis, expected to transition to Phase II later this year, PXD101 for the treatment of solid and hematological cancers, expected to transition to Phase II in the first half of 2005, CR002 for the treatment of kidney inflammation, expected to enter Phase I later this year, and CR011 for the treatment of metastatic melanoma, expected to enter the clinic in 2006;

As part of this restructuring, CuraGen is reprioritizing its development programs and reducing its employee base by approximately 110 people, resulting in a staff of 240 employees remaining at CuraGen and its subsidiary. Affected employees will be eligible for a severance package that includes severance pay, continuation of benefits and outplacement services. Charges relating to this corporate restructuring are estimated to be $4 million, including non-cash charges of approximately $1.3 million relating primarily to assets to be written off.

As of June 30, 2004, the Company had available cash and investments of approximately $375.1 million. The Company has subordinated convertible debt of $130 million due in February 2007 and subordinated convertible debt of $110 million due in February 2011. The restructuring will lower CuraGen’s cash burn rate in 2005, as compared to 2004. The impact of the restructuring on financial guidance for the remainder of 2004 will be provided when the Company reports its third quarter financial results on October 28, 2004. Detailed financial guidance for 2005 will be provided in conjunction with CuraGen’s 2004 year-end financial results, scheduled for release in early February 2005.

“CuraGen’s pipeline development activities have been productive to date and we are fortunate to have a strong pipeline of clinical and preclinical assets. We are now adding additional focus to those clinical and preclinical assets that represent the most near term source of value for the Company,” stated Timothy M. Shannon, M.D., Executive Vice President of Research and Development and Chief Medical Officer at CuraGen. “From our preclinical asset base, we will continue to bring programs forward to the clinic in a fashion that balances pipeline growth and maturation with financial resources and sustainability.”

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

Safe Harbor

This press release may contain forward-looking statements, including statements about our expectation to advance a third product candidate into Phase I clinical trials by the end of the year, our expectation of advancing an additional product candidate into clinical trials during the first half of 2006, the financial and organizational benefits that may be realized by our restructuring, our expectation to advance CG53135, as a potential treatment for oral mucositis, to Phase II clinical trials later this year, our expectation to advance PXD101, as a potential treatment for solid and hematological cancers, to Phase II clinical trials in the first half of 2005, our expectation to advance CR002, as a potential treatment for kidney inflammation, to Phase I clinical trials later this year, our expectation to advance CR011, as a potential treatment for metastatic melanoma, to clinical trials in 2006, our expectation to incur restructuring charges of approximately $4 million, including non-cash charges of approximately $1.3 million relating primarily to assets to be written off, and our ability to continue to bring programs forward to the clinic in a fashion that balances pipeline growth and maturation with financial resources and sustainability. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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